Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Second Fiscal Quarter 2009

Company Updates Remodeling Activity

MIAMI--(BUSINESS WIRE)--October 21, 2008--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the twelve-week second fiscal quarter 2009 ended October 12, 2008, as well as updated its remodeling activity.

Second Fiscal Quarter 2009 Restaurant Sales

Total restaurant sales increased 4.5% to $69.6 million in the second fiscal quarter 2009 from $66.6 million in the second fiscal quarter 2008. For the second fiscal quarter 2009, Company-wide comparable restaurant sales were (6.5%), including (5.1%) at Benihana teppanyaki, (11.4%) at RA Sushi, and (8.0%) at Haru.

During the period, Benihana teppanyaki represented approximately 67% of consolidated restaurant sales, while RA Sushi and Haru accounted for 21% and 12% of consolidated restaurant sales, respectively. There were a total of 1,055 store-operating weeks in the second fiscal quarter of 2009 compared to 940 store-operating weeks in the second fiscal quarter of 2008.

“Our comparable sales trends are indicative of pervasively challenging market conditions, which continue to limit customers’ appetite for dining out. We are managing our business in perhaps the most difficult times we have seen in years, and fully appreciate the importance of flawless execution in satisfying our guests and solidifying our market share. While there is clearly no silver bullet in the current environment, we are confident that our new multi-media “Now that’s special” campaign enables us to contrast the exceptional Benihana experience and value we offer, with the more ordinary dining proposition of our peers,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

Remodeling Activity

The Company completed the renovation of its Benihana teppanyaki restaurant in Dearborn, MI. A completely new building was constructed adjacent to the existing facility, which was torn down.

The Company is in the process of remodeling its final Benihana teppanyaki location in City of Industry, CA, which is expected to be completed towards the end of the third fiscal quarter.

Mr. Schwartz concluded, “Our successful multi-year remodeling program is essentially behind us, and we intend to reap even greater rewards from this investment in a recovering economic climate. As we look ahead, our financial discipline assures that we will employ capital for only the best possible uses, restricting development to sites that meet our stringent criterion, and limiting our debt levels to maintain maximum financial flexibility. Through these efforts, we will best ensure that we can achieve the highest possible returns as we build a stronger Company for our shareholders.”

About Benihana

Benihana Inc. (Nasdaq: BNHNA) (Nasdaq: BNHN) operates 90 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and twenty-one RA Sushi Bar restaurants. Under development at present are fourteen restaurants -- eight Benihana teppanyaki restaurants and six RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp.

CONTACT:
ICR
Raphael Gross/Tom Ryan, 203-682-8200